UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 27, 2008

INSMED INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Virginia

(State or Other Jurisdiction of Incorporation)

0-30739	54-1972729
(Commission File Number)	(IRS Employer Identification No.)

8720 Stony Point Parkway, Suite 200, Richmond, Virginia	23235
(Address of Principal Executive Offices)	(Zip Code)

(804) 565-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3—SECURITIES AND TRADING MARKETS

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Insmed Inc. (the “Company”) today announced that on February 27, 2008, it received a letter from the Nasdaq Listings Qualifications Panel (the “Panel”) stating that the Panel has determined to transfer the listing of the Company’s shares from the Nasdaq Global Market to the Nasdaq Capital Market, effective at the open of the market on Friday, February 29, 2008.

The determination is the result of a hearing between the Company and the Panel on January 24, 2008, regarding the Company’s non-compliance with Marketplace Rule 4405(a)(5), the minimum bid price requirement of $1.00 per share, a continued listing requirement of Nasdaq. Although failure to comply with a continued listing requirement subjects the Company’s shares of common stock to delisting from the Nasdaq Global Market, the Panel determined to transfer the Company’s shares to the Nasdaq Capital Market. Once the Company’s securities are transferred to the Nasdaq Capital Market, it will have until June 12, 2008, to regain compliance with Nasdaq’s minimum bid price requirement of $1.00 per share. Should the Company not regain compliance by this date, its shares will be subject to delisting from the Nasdaq Capital Market. Following such delisting, the Company’s common stock could be eligible to trade on the OTC Bulletin Board. To be eligible to trade on the OTC Bulletin, a market maker would have to make an application to register in and quote the Company’s common stock in accordance with SEC Rule 15c-11 and such application would have to be cleared.

The Company issued a press release on February 28, 2008 to announce the Panels Determination, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1	Press release of Insmed Inc., dated February 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insmed Incorporated
Date: February 28, 2008
	By:	/s/ Kevin P. Tully
	Name:	Kevin P. Tully C.G.A.,
	Title:	Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release of Insmed Inc., dated February 28, 2008.